UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016 (February 2, 2016)

AMSURG CORP.
(Exact Name of Registrant as Specified in its Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1A Burton Hills Boulevard
Nashville, Tennessee		37215
(Address of Principal Executive Offices)		(Zip Code)

(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2016 Bonus Plan

On February 2, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of AmSurg Corp. (the “Company”) approved the Company’s Cash Bonus Plan for 2016. Pursuant to the 2016 Cash Bonus Plan, employees of the Company, including the Company’s executive officers, are eligible to receive cash bonuses based upon the Company’s attainment of certain earnings targets and other specific targets related to an employee’s specific area of responsibility, including targets relating to the operating results for our Ambulatory Services Division and our Physician Services Division, the operating results for surgery centers and physician practices acquired or developed during the year, and the executive’s achievement of personal performance goals, in each case as determined by the Committee. For 2016, cash bonuses for Christopher A. Holden, the Company’s Chief Executive Officer and President, Claire M. Gulmi, the Company’s Executive Vice President and Chief Financial Officer, and Kevin D. Eastridge, the Company’s Senior Vice President and Chief Accounting Officer, will be based 50% upon the attainment of Company earnings targets, 30% upon the attainment of personal performance goals, and 20% upon the annual earnings of surgery centers and physician practices acquired and de novo surgery center partnerships formed during 2016. The cash bonus for Robert A. Coward, the Company’s Executive Vice President and President of Physician Services, will be based 20% upon the attainment of Company earnings targets, 20% upon the attainment of personal performance goals, 20% upon targets related to earnings of our Physician Services Division, and 40% upon the annual earnings of surgery centers and physician practices acquired and de novo surgery center partnerships formed during 2016. Phillip A. Clendenin, the Company’s Executive Vice President and President Ambulatory Services, will be based 20% upon the attainment of Company earnings targets, 30% upon the attainment of personal performance goals, 30% upon targets related to earnings of our Ambulatory Surgery Division, and 20% upon the annual earnings of surgery centers and physician practices acquired and de novo surgery center partnerships formed during 2016. The maximum total bonus award that Messrs. Holden, Clendenin, Coward and Eastridge and Ms. Gulmi can receive in 2016 as a percentage of base salary is 213% for Mr. Holden, 135% for Mr. Coward, 128% for Mr. Clendenin and 111% for Ms. Gulmi and Mr. Eastridge.

Restricted Stock Award

On February 2, 2016 (the “Grant Date”), the Committee approved the issuance of 202,758 shares of restricted stock to Mr. Holden, pursuant to the AmSurg Corp. 2014 Equity and Incentive Plan (the “Stock”). The restricted stock issued to Mr. Holden will vest in four equal installments commencing on the first anniversary of the Grant Date.

The Committee determined to award the Stock to Mr. Holden in recognition of his superior leadership and performance as President and Chief Executive Officer of the Company since joining the Company in October 2007. Mr. Holden has led the Company to significant growth in its legacy ambulatory services business. Mr. Holden also directed the Company through its acquisition of Sheridan Healthcare in July 2014, a transaction that transformed the Company and significantly diversified its business. The Company successfully completed the integration of Sheridan, and has realized many of the anticipated synergies and benefits of the transaction. From the announcement of the Sheridan transaction on May 29, 2014 through December 31, 2015, the trading price of the Company’s common stock increased from $42.80 per share to $76.00 per share, creating over $1.5 billion of value for the Company’s shareholders. The Committee issued the Stock to Mr. Holden to reward him for his superior leadership and performance, and to further align his interests with shareholders and incentivize him to continue to create value for the Company’s shareholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Claire M. Gulmi

Executive Vice President and Chief Financial Officer
(Principal Financial and Duly Authorized Officer)
Date: February 5, 2016